SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2014

PureSafe Water Systems, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-30544
(State or other jurisdiction	(Commission File Number)
of incorporation)

485 Underhill Blvd., Suite 200, Syosset, NY	11791
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 208-8250

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Terry R. Lazar, Chief Financial Officer of the Company and a director, has notified the Company that he is resigning effective February 15, 2014 for personal reasons as Chief Financial Officer and from our Board of Directors.  The Company is negotiating a settlement agreement with Mr. Lazar. On December 31, 2013, Gerard Stoehr’s contract as Chief Operating Officer expired and was not renewed by the Company as part of cost cutting measures, but Mr. Stoehr agreed to stay on with the Company as an independent consultant.

Item 8.01    Other Events.

Form 10-Q for the Period Ending September 30, 2013

The Company is working to settle outstanding amounts owed Marcum LLP so that they will complete their review of the Company’s 2013 third quarter report and the quarterly report can be filed with the SEC.

Pending Legal Proceedings

An action was commenced on March 22, 2012, in the Supreme Court of the State of New York for the County of Nassau, by Lazar Sanders Thaler & Associates LLP, a dissolved accounting firm of which Terry R. Lazar, the Company’s CFO was a member. Among the parties named as defendants were Mr. Lazar and the Company. The claim was made that the Company owed fees to the plaintiff and/or that such fees were paid to Terry Lazar who never forwarded them to the plaintiff. Mr. Lazar undertook the defense of the action on his behalf and on behalf of the Company. Since no bills were sent to the Company for any work other than an invoice for $5,900, which was paid by the Company, and since Mr. Lazar never collected any fees from the Company, an assessment was made by Mr. Lazar that the Company did not have any financial exposure and that it was not necessary to disclose the details of the litigation.

The matter proceeded to inquest and, despite the fact that the plaintiff failed to introduce any evidence that (a) any services were rendered to the Company, (b) that any bills were sent to the Company, and (c) that any funds were due from the Company, the court awarded judgment to plaintiff against the Company in the sum of $25,000.00.  Adding interest and costs to the awarded amount, judgment has been entered against the Company in the total sum of $36,612.91. An appeal has been taken from the judgment. The appeal has been perfected by the filing of the record and brief. In the opinion of counsel for the Company there was no lawful basis for the entry of judgment against the Company and counsel believes that the judgment will be reversed and vacated as against the Company.

This matter has not previously been disclosed in the Company’s Exchange Act filings.  Mr. Lazar disclosed the existence of the litigation to management, but not the details, and assured management that he would be responsible for the litigation and that the Company would not have any liability.  Management other than Mr. Lazar had no information concerning the litigation with which to evaluate the materiality of the litigation and relied on Mr. Lazar’s representation that the litigation was not material and that the Company had no exposure by reason of its being a defendant in the litigation.  The existence of the litigation was not disclosed to the Company’s Board of Directors or the Company’s SEC counsel.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Puresafe Water Systems, Inc.

Date: February 13, 2014	By:	/s/ Leslie Kessler
Leslie J. Kessler, President

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